EXHIBIT 10.35

December 21, 2012
John D. Lewis
172 Lewiston Road
Grosse Pointe Farms, MI 48236
RE:    Flagstar Bancorp, Inc./Flagstar Bank, FSB - Consulting Agreement
Dear John:
This letter agreement (the “Agreement”) is intended to memorialize the terms under which you served as a consultant to Flagstar Bancorp, Inc. (“FBC”) and Flagstar Bank, FSB (the “Bank” and, together with FBC, “Flagstar”) during the Consulting Period (as defined below).

1.
CONSULTING PERIOD.    As used in this Agreement, the term “Consulting Period” means the period beginning on October 1, 2012 (the “Effective Date”), the date on which the Boards of Directors of FBC and the Bank (collectively, the “Board”) appointed you as a director and non-executive Chairman of FBC and the Bank, subject in each case to receipt of regulatory non-objection, and continuing through December 21, 2012, the date on which the Office of the Comptroller of the Currency (“OCC”) informed the Bank that the OCC had decided not to object to your appointment as a director and non-executive Chairman of the Bank.

2.
SCOPE OF ENGAGEMENT. Flagstar engaged you, beginning as of the Effective Date, to provide strategic guidance and business advice (the “Consulting Services”) to the Board and Flagstar's executive management. Such duties included attendance at numerous meetings of the Board, committees thereof and Flagstar's senior officers.

3.
INDEPENDENT CONTRACTOR.    At all times during the Consulting Period you provided the Consulting Services as an independent contractor, and nothing contained herein shall be deemed to create the relationship of employer and employee.

4.
WORK FOR HIRE. Any work, invention, innovation, idea, method, procedure, or report that you produced or that resulted from or is suggested by you efforts on behalf of Flagstar during the Consulting Period constitutes a “work for hire” under applicable law and will be and remain the sole property of Flagstar.

5.	COMPENSATION.

(a)
The sole compensation to be paid to you by Flagstar in consideration for all Consulting Services rendered by you during the Consulting Period is specified in 5(b) and (c) below (collectively, the “Compensation”), which Compensation exceeds that contemplated as of the Effective Date in recognition that the extent of Consulting Services devoted by you, at Flagstar's request, during the Consulting Period substantially exceeded your and Flagstar's expectations as of the Effective Date.

(b)
Flagstar will pay you a cash compensation for the Consulting Period of $67,400 (i.e., 82/365 of an annualized rate of $300,000, rounded to the nearest hundred). Such payment, with no deduction for taxes, shall be made not later than January 15, 2013.

(c)
Subject only to the approval of the FBC Compensation Committee, FBC shall grant you unrestricted shares of FBC common stock, par value $0.01 per share (the “Common Stock”), pursuant to FBC's 2006 Equity Incentive Plan, which Common Stock shall have an aggregate Fair Market Value (as defined below) on the date of grant equal to $67,400. For purposes of this Agreement, the term “Fair Market Value” means the value of one share of Common Stock, based upon FBC's closing price as reported by the New York Stock Exchange on the date of grant. The FBC Compensation Committee shall consider the stock grant contemplated by this subsection (c) no later than January 23, 2013.

(d)
Without limiting the scope of the subsection 5(a) of this Agreement, you acknowledge and agree that you were not and are not entitled to participate in any employee benefits provided by Flagstar or any of its affiliates, including without limitation medical or workers compensation insurance or profit sharing contributions.

(e)
Flagstar shall reflect the Compensation on Form 1099 of the Internal Revenue Service. You acknowledge and agree that you are responsible for the payment of all taxes associated with respect to the Compensation and shall indemnify Flagstar for all penalties and interest incurred by Flagstar related to any failure by you to pay any federal, state or local income taxes when due.

6.
EXPENSE REIMBURSEMENT. Flagstar shall reimburse you in accordance with its policies and practices for all business expenses reasonably incurred by you in providing the Consulting Services, including your reasonable legal fees and expenses incurred in connection with negotiating and drafting this Agreement.

7.
CONFIDENTIALITY. In the course of performing the Consulting Services Flagstar provided you with access to certain proprietary, confidential and trade secret information of Flagstar and its affiliates, including but not limited to information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding Flagstar and its customers, suppliers and counterparties; software programs and intellectual property (collectively, the “Confidential Information”). You acknowledge and agree that all Confidential Information shall be and remain the sole property of Flagstar and its assigns; that you will maintain the strict confidentiality of all Confidential Information known or obtained by you or to which you have access; and that, other than in connection with the performance of you duties on behalf of Flagstar, you will not, without Flagstar's prior written consent, (i) disclose any Confidential Information to any person or entity or (ii) make any use of any Confidential Information for you own purposes or for direct or indirect benefit of any person or entity other than Flagstar. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of yours, (b) information which is previously known by you prior to you receipt of such information from Flagstar, (c) information which becomes available to you on a non-confidential basis from a source which, to your knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to Flagstar or (d) information which is required to be disclosed in order to comply with any applicable law or court order. You further acknowledge and agree that in the course of performing the Consulting Services, the Bank may have provided you with certain information that will be considered “non-public OCC information” as that term is defined in 12 C.F.R. § 4.32, and you are aware of, and agree to abide by, the prohibition on the dissemination of such non-public OCC information set forth in 12 C.F.R. § 4.37(b)(1) and will not use the non-public OCC information for any purpose other than as provided under this Agreement to provide the services to the Bank, whether as a consultant, director or otherwise. If any unauthorized access, disclosure, use, possession, alternation, destruction, or other intrusion of the Bank's data and/or customer information or non-public OCC information in your possession occurs, you agree to immediately notify the Bank, in writing, of such intrusion (stating the nature and scope of the intrusion, identifying the type of information, the information systems(s) and customers(s) impacted).

8.
EXCULPATION; INDEMNIFICATION. Flagstar acknowledges and agrees that you shall have no liability to Flagstar or any of its affiliates, shareholders, employees, creditors, customers or other third parties for your Consulting Services, excepting only your gross negligence or willful misconduct. Flagstar acknowledges and agrees that Flagstar shall indemnify and hold harmless you and your representatives and heirs for any loss, cost, legal fees, or expenses as a result of any third party claims against the foregoing in connection with your Consulting Services, excepting only your gross negligence or willful misconduct. Flagstar further agrees to reimburse you for all expenses (including, without limitation, attorneys' fees) reasonably incurred by you to respond to third party claims, subpoenas, depositions, and discovery requests received by you with respect to your Consulting Services.

9.
REGULATORY PROVISIONS. Flagstar believes that the provisions of this Agreement are in compliance with all applicable laws and regulations to which Flagstar is subject, as well as the Consent Order to which the Bank is subject and the Supervisory Agreement to which FBC is subject (such laws, regulations and enforcement actions, the “Regulations”). Notwithstanding anything in this Agreement to the contrary, in no event shall any payment or award to you be paid, accrued or granted if such payment, accrual or grant would be in violation of the Regulations. In the event of any such violation, you and Flagstar will cooperate in good faith to endeavor to comply with the Regulations in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement. If any governmental authority asserts that, or questions whether, any payment or award paid, accrued or granted to you, violates any of the Regulations, Flagstar shall provide reasonable assistance to you at Flagstar's cost to rebut such assertion or to address such question, provided, however, neither Flagstar nor any of its affiliates shall have any obligation to participate in any adversarial proceeding (including any civil or administrative matter) or to take any action that the Board determines in the exercise of its fiduciary duty is not in Flagstar's best interest.

10.	MISCELLANEOUS.

(a)
Except to the extent subject to federal law, this Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Michigan applicable to agreements made and to be performed entirely within Michigan.

(b)
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof.

(c)	This Agreement may be modified only in a writing signed by you, FBC and the Bank.

(d)	You acknowledge and agree that you are not entitled to assign, transfer or subcontract any of your rights or obligations hereunder without Flagstar's express, prior written consent, in its discretion.

(e)	Any notices given under this Agreement shall be in writing.

(f)
In the event that any of the provisions of this Agreement or the application of any such provisions to the parties hereto with respect to their obligations hereunder shall be held to be unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

(g)
This Agreement may be executed in any number of multiple counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Each such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed and scanned signatures shall have the same effect as original signatures.

(h)
This Agreement shall be interpreted without giving effect to any principle of construction that would otherwise require this Agreement to be construed against the party that drafted it solely because such party drafted this Agreement.

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Agreement, which is enclosed for your convenience.

Very truly yours,
FLAGSTAR BANCORP, INC.

FLAGSTAR BANK, FSB:

Dated: March 5, 2013	/s/ Michael J. Tierney
Michael J. Tierney President and Chief Executive Officer

CONCURRED:
Compliance Committee of the Flagstar Bank,
FSB Board of Directors
/s/ Peter Schoels
Peter Schoels

Accepted and Agreed:
/s/ John D. Lewis
John D. Lewis